EXHIBIT 11


                                   COMPUTATION OF NET INCOME PER SHARE
                                  AS OF QUARTER ENDED DECEMBER 31, 1996





                                                                          FOR THE THREE MONTHS ENDED
                                                              DECEMBER 31, 1996                 DECEMBER 31, 1995
                                                       -------------------------------   ----------------------------
Net income/(Loss)                                                     $151,529                          $140,428
Weighted average shares outstanding                                  2,171,194                         2,153,492
Earning/(Loss) per shares outstanding                                    $0.07                             $0.07



                                                                           FOR THE NINE MONTHS ENDED
                                                              DECEMBER 31, 1996                 DECEMBER 31, 1995
                                                       -------------------------------   ----------------------------
Net income/(Loss)                                                    ($368,679)                         $482,626
Weighted average shares outstanding                                  2,166,992                         2,147,973
Earning/(Loss) per shares outstanding                                   ($0.17)                            $0.22